UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 27, 2020
Gates Industrial Corporation plc
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-38366	98-1395184
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
1144 Fifteenth Street, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)
(303) 744-1911
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.01 par value per share	GTES	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.
Gates Industrial Corporation plc (“Gates” or the “Company”) is providing the following update on the impact of the COVID-19 pandemic on the Company’s business. Gates is prioritizing the health and safety of its employees and the communities around the world in which it does business. The Company is adhering to orders and guidance provided by local governments and related health authorities, and has taken actions to reduce the risk of spreading COVID-19 while maintaining operational continuity.
In China, where the impact of COVID-19 was initially felt, the Company’s five production facilities are currently running at normalized capacity levels, serving end market demand as it recovers.
The Company’s production facilities outside of China are currently fully operational, with the exception of those in India, the operations of which have been suspended for a planned three-week period that began March 24, in accordance with a government mandate. For the fiscal year ended December 28, 2019, net sales in India comprised less than five percent of the Company’s total net sales. Gates employs an in-region, for-region manufacturing strategy, under which local operations primarily support local demand. In those cases where local production supports demand in other regions, contingency plans have been activated as appropriate.
Recently, certain customers, primarily in Europe and North America, have announced the temporary suspension of operations in various production facilities as a result of the uncertainty associated with the COVID-19 pandemic. The Company is managing its production schedules in response to these customer announcements and other potential changes in the demand environment.
Due to the uncertainty surrounding the duration of the COVID-19 pandemic and the extent of the measures taken around the world to attempt to limit its transmission, the resulting impact on Gates’ operations is unclear, however it may be material. The Company currently has available liquidity of over $1 billion, consisting of approximately $600 million in cash and cash equivalents and $440 million in revolving credit facility availability, and has no material debt maturities until 2023. Gates will provide a further update on the impact of the COVID-19 pandemic when it releases its first-quarter results.

Forward-Looking Statements
This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current outlook, expectations and projections and include statements related to the impact of COVID-19 on the Company’s operations and its contingency plans, as well as the Company’s liquidity and financial position. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks and uncertainties related to COVID-19, the Company’s ability to continue operating its manufacturing facilities, the Company’s ability to forecast and meet customer demand and more generally, macroeconomic factors beyond the Company’s control that could cause actual outcomes or results to differ materially from those indicated in these statements. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" of the Company’s most recent Annual Report on Form 10-K. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATES INDUSTRIAL CORPORATION PLC (Registrant)
By:	/s/ Ivo Jurek
	Name:	Ivo Jurek
	Title:	Chief Executive Officer
Date: March 27, 2020